UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: January 3, 2011

VISUALANT, INCORPORATED
(Exact name of Registrant as specified in its charter)

Nevada	0-25541	91-1948357
(State or jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

500 Union Street, Suite 406 Seattle, Washington 98101 (206) 903-1351
(Address of Registrant’s principal executive office and telephone number)

Section 1 - Registrant's Business and Operations

Item 1.01.  Entry into a Material Definitive Agreement.

On January 3, 2011, Visualant, Inc. (OTCBB: VSUL), a pioneer provider of industry-leading color based identification and diagnostic solutions, announced it entered into a Commercial License Agreement (“License Agreement”) with Seattle based Javelin LLC (“Javelin”) for development of environmental diagnostic applications of its Spectral Pattern Matching (“SPM”) technology.

Visualant’s primary focus with its SPM technology and its TransTech Systems, Inc. subsidiary is the multi-billion dollar security and authentication marketplace.  SPM technology has broad applicability to a number of fields of use outside the security and authentication marketplace including medical, agricultural and environmental diagnostics.  Today’s announcement is the first license agreement for the SPM technology.  It marks a significant milestone in the Company’s growth.  The first public demonstration of our SPM technology occurred in October 2010.  This license is expected to be the first of many such agreements.

The Visualant SPM technology, with its ability to map color at the photon level both within the humanly visible spectrum as well as in the near infra-red and near ultra-violet, can be used as a diagnostic tool for a host of environmental applications.  These include determining the presence of foreign substances such as oil in water and determining water quality among many others.

The License Agreement, which is exclusive for environmental applications, is perpetual and lasts until the Visualant IP expires. It provides for payments of 5% of Javelin’s revenues, market-rate royalties of $15,000 in year one (which was prepaid) and increasing to $47,407 in year five and profit sharing of 25% of license or transfer of technology. Javelin has certain performance milestones by year 2 and 3. The License Agreement can be terminated by Visualant for failure of Javelin to meet the performance milestones and by Javelin with thirty days notice.

The above descriptions Commercial License Agreement is only intended as summaries of such agreements. The full License Agreement is attached as Exhibit 10.1 On January 5, 2011, the Company issued a press release to announce the License Agreement described in response to Item 1.01 of this Current Report on Form 8-K. A copy of the press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits –

Exhibit No.	Description

10.1	Commercial License Agreement dated January 3, 2011 by and between Visualant, Inc. and Javelin, LLC.

99.1	Press Release of Visualant, Inc. dated January 5, 2011 announcing the Commercial License Agreement with Javelin, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Registrant: VISUALANT, INCORPORATED

By:	/s/ Mark Scott
Mark Scott, CFO

January 7, 2010

Item 9.01  Exhibits

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits –

Exhibit No.	Description

10.1	Commercial License Agreement dated January 3, 2011 by and between Visualant, Inc. and Javelin, LLC.

99.1	Press Release of Visualant, Inc. dated January 5, 2011 announcing the Commercial License Agreement with Javelin, LLC.